EXHIBIT 10.1

SUMMARY OF FUTURE PERFORMANCE-BASED RESTRICTED STOCK AWARDS

On February 26, 2013, the Board of Directors (the “Board”) of Georgia-Carolina Bancshares, Inc. (the “Company”) approved a new manner in which the Company will make annual awards of restricted stock to its named executive officers. Previously, annual equity awards of restricted stock were not tied to any specific performance metric. The Board resolved that an annual incentive award to the Chief Executive Officer and the Chief Financial Officer (if any) shall be paid in restricted stock with three (3) year cliff vesting based on a formula related to the Company’s return on average assets (“ROAA”). The formula for determining the number of shares of restricted stock to be awarded is based on the Company’s achievement of its annual ROAA goals, this year ranging from 0.85% (threshold award percentage) to 1.25% (stretch award percentage) of achievement, with a straight line calculation being used for awards between the ROAA threshold and the stretch. If the threshold ROAA target is achieved, then the eligible executive will automatically receive a minimum number of shares of restricted stock, which will range up to a maximum number if the stretch is achieved.

For 2013, the following executive officers are eligible to receive bonus awards of restricted stock based on the foregoing ROAA linked formula in the following fashion:

●	Remer Y. Brinson, III (CEO): 2,500 shares (threshold) – 5,000 shares (stretch).
●	Thomas J. Flournoy (CFO): 1,500 shares (threshold) – 3,000 shares (stretch).